Exhibit 99.1



[COSI LOGO]



CONTACT:    Media               Investors
            Brien Gately        William Koziel or Brien Gately
            (847)597-8950       (847) 597-8800

FOR IMMEDIATE RELEASE
---------------------

             Cosi, Inc. Reports Higher Revenues, Positive Cash Flow
                            From Operations for 2006

                o   Opens Record 27 Total Restaurants
                o   Franchise Pipeline Robust with Commitments from 33 Area
                    Developers for 379 Cosi Restaurants
                o   Achieves First Ever Positive Cash Flow From Operations for
                    Fiscal Year


DEERFIELD, IL, March 19, 2007 - Cosi, Inc. (NASDAQ: COSI), the nationwide network of premium convenience restaurants, today reported a lower net loss and positive cash flow from operations for the first time, on an 8.3% revenue increase in the fiscal year ended January 1, 2007. It reported that a record 27 new restaurants were opened in 2006.

Cosi reported a net loss of $(12,327,600), or $(0.32) per basic and diluted common share for the year ended January 1, 2007, compared with a net loss of $(13,126,000), or $(0.38) per basic and diluted common share, for the year ended
January 2, 2006. Excluding stock-based compensation expense, Cosi reported a loss of $(7,306,900), or $(0.19) per basic and diluted common share for the year, compared with a loss of $(9,967,600), or $(0.29) per basic and diluted common share.

For the fourth quarter, Cosi reported a net loss of $(4,795,000), or $(0.12) per basic and diluted common share, compared with a net loss of $(6,037,700), or $(0.16) per basic and diluted common share for the 2005 fourth quarter.
Excluding stock-based compensation expense, Cosi reported a loss of $(3,635,000), or $(0.10) per basic for the quarter and diluted common share, compared with a loss of $(5,650,900), or $(0.16) per basic and diluted common share for the previous year's quarter.

Robert Merritt, Cosi's recently appointed Interim Chief Executive Officer and
President said, "As an early stage franchisor, Cosi continues to make significant progress executing against it's three key drivers of success:
recruiting and supporting experienced franchise area developers, developing company-owned restaurants and delivering strong restaurant economics. In 2006, each of these areas accelerated while leveraging general and administrative costs, resulting in Cosi's first ever full year of positive cash flow from operations."

"Cosi's strong brand has generated five consecutive years of comparable restaurant sales growth. The concept continues to attract new guests and we remain focused on providing superior service with a dedication to guest satisfaction and menu innovation," Merritt added.

2006 Financial Performance and Restaurant Economics
As previously reported, 2006 revenues grew 8.3% to $126,887,500 from $117,180,500 in 2005. Company-owned restaurant sales grew 7.7% for 2006 to $126,038,300, compared to $117,080,000 in the previous year. Franchise fees and royalty revenues contributed $849,200 compared to $100,500 in 2005. Comparable restaurant sales for 2006 as measured for restaurants in operation for more than 15 months recorded an aggregate 0.3% increase over the previous year. The increase in comparable sales consisted of a 3.1% increase in average check offset by a 2.8% decline in transaction count compared to the previous year.

Cosi said that it achieved positive cash flow from operations for fiscal 2006 of $3,949,200, an improvement of $8,198,500 over fiscal 2005, as a result of continued strong operating disciplines, combined with higher total sales.

Cosi reported a 100 basis point increase in costs and expenses related to company-owned restaurant operations as a percentage of restaurant net sales compared with the previous year. The increase was primarily a result of a 180 basis point increase in occupancy and other restaurant operating expenses as a percentage of restaurant net sales driven largely by planned increases in marketing expenditures of 130 basis points. In addition, labor and related benefits as a percentage of restaurant net sales increased by 20 basis points over the previous year reflecting the impact of 21 new restaurants in their initial periods of operation. Partially offsetting these increases was a 100 basis point improvement in food and beverage cost as Cosi continues to realize the benefits of advantageous pricing opportunities and more effective field execution.

General and administrative expense improved 90 basis points as a percentage of restaurant net sales to 17.3%, compared with 18.2% in 2005 reflecting the leveraging impact of higher sales.

For fiscal 2006, Cosi recorded a loss on asset impairments and disposals of $504,700 compared with $3,880,400 in the previous year. Additionally, the company recorded a $482,300 gain on the sale of assets of one company-owned location to a franchisee compared with a $1,431,700 gain on the sale of assets of three company-owned locations to a franchisee in fiscal 2005.

Cosi reported a strong balance sheet as of January 1, 2007, with cash, cash equivalents, and short-term investments of $19,899,900 and virtually no debt.
Total stockholders' equity was $50,631,300.

Restaurant Development
 "In 2006, our company-owned and franchised growth strategy produced a record total of 27 new restaurants," said William Koziel, Chief Financial Officer. "We are continuing to build momentum on restaurant development, especially with our franchise partners, whom we expect will open between 45 and 55 restaurants in 2007. With the addition of 14 Company-owned units expected to open in 2007, the number of new generation restaurants will surpass the heritage base of restaurants. There are 42 locations that now employ the new generation design, which is proving that its enhanced service format in a tasteful contemporary environment creates high customer appeal, an improved operational design, and strong unit economics. Since the infrastructure to support our growth is already in place, we will be able to continue to leverage administrative costs as a percentage of revenue, and we expect our operating margins to widen."

Cosi previously noted that it finished the year with a total of 123 locations consisting of 110 company-owned locations and 13 franchised locations. It opened
21 company-owned locations and eight franchised locations during 2006, including two company-owned locations that were refranchised in the fourth quarter. Five locations were closed during the year.

Subsequent to the 2006 fiscal year end, six new franchise locations and one company-owned location have opened year-to-date. The company added that it has secured commitments from 33 franchise area developers for 379 cosi restaurants excluding 19 locations already open.

Reaffirms Outlook for 2007
It stated that it expects 2007 earnings before stock-based compensation expense to be in the range of $0.08 to $0.12 per share based on a more than 23% increase in company-owned revenue ranging between $150 million to $155 million. Cosi expects franchise fees and royalties to contribute between $4 million to $5 million in 2007. Cosi also stated that it expects 2007 unit growth to consist of 14 new company-owned restaurants and between 45 to 55 new franchise locations.

Teleconference and Webcast Information
Members of Cosi's senior management team will host a teleconference today at 5:00 p.m. ET to discuss the Company's fourth quarter and 2006 year end financial results.

To participate in the teleconference, investors and analysts are invited to call
800-299-0418 in the U.S., or 617-801-9711 outside of the U.S., and reference participant code 55939344. The conference call will also be webcast simultaneously by accessing http://investors.getcosi.com/.
                            -----------------------------

A replay will be available following the call until 12:00 AM ET on March 27th, 2007. To access the replay, call 888-286-8010 in the U.S., or 617-801-6888 outside of the U.S., and reference the code 85647000.

About Cosi
Cosi ( http://www.getcosi.com ) is a national premium convenience restaurant chain that has developed featured foods built around a secret, generations-old recipe for crackly crust flatbread. This artisan bread is freshly baked in front of customers throughout the day in open flame stone hearth ovens prominently located in each of the restaurants. Cosi's warm and urbane atmosphere is geared towards its sophisticated, upscale, urban and suburban guests. There are currently 111 company-owned and 19 franchise restaurants in sixteen states and the District of Columbia. The Cosi vision is to become America's favorite premium convenience restaurant by providing customers authentic, innovative, savory food while remaining an affordable luxury.

The Cosi menu features Cosi sandwiches, freshly tossed salads, Warm `N Cosi
Melts(C), soups, Cosi bagels, pizzas, S'mores, snacks and other desserts, and a wide range of coffee beverages. Cosi restaurants are designed to be welcoming and comfortable with an eclectic environment. Cosi's sights, sounds, and spaces create a tasteful, relaxed ambience that provides a fresh and new dining experience.

"Cosi" and Warm `N Cosi Melts(C) are registered trademarks of Cosi, Inc.
Copyright (C) 2006 Cosi, Inc. All rights reserved.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995. This press release contains statements that constitute forward- looking statements under the federal securities laws. Forward-looking statements are statements about future events and expectations and not statements of historical fact. The words "believe," "may," "will," "should," "anticipate," "estimate,"
"expect," "intend," "objective," "seek," "plan," "strive," or similar words, or negatives of these words, identify forward- looking statements. We qualify any forward-looking statements entirely by these cautionary factors. Forward-looking statements are based on management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to management. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to differ materially from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Factors that could contribute to these differences include, but are not limited to: the cost of our principal food products and supply and delivery shortages or interruptions; labor shortages or increased labor costs; changes in consumer preferences and demographic trends; expansion into new markets; our ability to locate suitable restaurant sites in new and existing markets and negotiate acceptable lease terms; competition in our markets, both in our business and in locating suitable restaurant sites; our operation and execution in new and existing markets; our ability to recruit, train and retain qualified corporate and restaurant personnel and management; cost effective and timely planning, design and build-out of restaurants; our ability to attract and retain qualified franchisees; the availability and cost of additional financing, both to fund our existing operations and to open new restaurants; the rate of our internal growth and our ability to generate increased revenue from our existing restaurants; our ability to generate positive cash flow from existing and new restaurants; the reliability of our customer and market studies; fluctuations in our quarterly results due to seasonality; increased government regulation and our ability to secure required governmental approvals and permits; our ability to create customer awareness of our restaurants in new markets; market saturation due to new restaurant openings; inadequate protection of our intellectual property; adverse weather conditions which impact customer traffic at our restaurants and adverse economic conditions. Further information regarding factors that could affect our results and the statements made herein are included in our filings with the Securities and Exchange Commission.

         Additional information is available on the company's website at
            http://www.getcosi.com in the investor relations section.
            ----------------------


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                                                         Cosi, Inc.
                                            Consolidated Statements of Operations
                       For the Three and Twelve Month Periods Ended January 1, 2007 and January 2, 2006
                                            (in thousands, except per share data)




                                                                  Three Months Ended                      Twelve Months Ended
                                                            January 1,          January 2,           January 1,        January 2,
                                                               2007                2006                 2007              2006
                                                        ------------------- -------------------    ---------------- ----------------
Revenues:
Restaurant net sales                                        $   31,445.9        $    28,529.6        $ 126,038.3      $ 117,080.0
Franchise fees and royalties                                       336.1                 22.7              849.2            100.5
                                                        ------------------- -------------------    ---------------- ----------------
        Total revenues                                          31,782.0             28,552.3          126,887.5        117,180.5
                                                        ------------------- -------------------    ---------------- ----------------


Costs and expenses:                                                   -                    -
Cost of food and beverage                                        7,418.2              6,930.0           29,157.0         28,205.3
Restaurant labor and related benefits                           11,237.7              9,494.9           42,473.3         39,174.1
Occupancy and other restaurant operating expenses                9,054.4              7,580.7           33,007.3         28,594.5
                                                        ------------------- -------------------    ---------------- ----------------
                                                                27,710.3             24,005.6          104,637.6         95,973.9
General and administrative expenses                              5,910.5              5,705.8           21,910.5         21,320.4
Stock-based compensation expense                                 1,152.2                514.7            4,977.7          2,944.2
Depreciation and amortization                                    2,096.5              1,941.5            7,767.3          7,425.1
Restaurant pre-opening expenses                                    292.6                544.4            1,610.8            983.5
Provision for losses on asset impairments
     and disposals                                                 497.3              3,829.4              504.7          3,880.4
Lease termination benefit, net                                    (250.7)              (109.7)            (231.5)          (178.8)
Gain on sale of assets                                            (482.3)            (1,431.7)            (482.3)        (1,431.7)
                                                        ------------------- -------------------    ---------------- ----------------
        Total costs and expenses                                36,926.4             35,000.0          140,694.8        130,917.0
                                                        ------------------- -------------------    ---------------- ----------------
        Operating loss                                          (5,144.4)            (6,447.7)         (13,807.3)       (13,736.5)


Interest income                                                    332.0                375.4            1,411.5            802.0
Interest expense                                                    (2.3)                (2.7)              (9.3)           (34.0)
Allowance on notes receivable from
     stockholders                                                     -                    -                  -            (261.1)
Other income                                                        19.7                 37.3               77.5            103.6
                                                        ------------------- -------------------    ---------------- ----------------
        Net loss                                           $    (4,795.0)       $    (6,037.7)       $ (12,327.6)     $ (13,126.0)
                                                        =================== ===================    ================ ================


Per Share Data:
     Net loss per share, basic and diluted                 $       (0.12)       $       (0.16)       $     (0.32)      $    (0.38)
                                                        =================== ===================    ================ ================
     Weighted average shares outstanding                      38,456,355           38,054,984         38,207,173       34,928,990
                                                        =================== ===================    ================ ================


As a percentage of net restaurant sales:
Cost of food and beverage                                           23.6%                24.3%              23.1%            24.1%
Labor and related benefits                                          35.7%                33.3%              33.7%            33.5%
Occupancy and other operating expenses                              28.8%                26.6%              26.2%            24.4%

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
                                                         Cosi, Inc.
                                                 Consolidated Balance Sheets
                                          As of January 1, 2007 and January 2, 2006
                                                   (dollars in thousands)


                                                                                     January 1, 2007            January 2, 2006
                                                                                ------------------------    -----------------------
Assets
Current assets:
     Cash and cash equivalents                                                       $         938.4            $       1,952.3
     Investments                                                                            18,961.5                   32,917.5
     Accounts receivable, net                                                                1,950.9                      496.3
     Inventories                                                                               986.9                      914.6
     Prepaid expenses and other current assets                                               4,032.8                    3,672.7
                                                                                ------------------------    -----------------------
               Total current assets                                                         26,870.5                   39,953.4

Furniture and fixtures, equipment and leasehold improvements, net                           46,007.5                   33,502.6
Intangibles, security deposits and other assets                                              2,879.1                    3,088.0
                                                                                ------------------------    -----------------------
               Total assets                                                          $      75,757.1            $      76,544.0
                                                                                ========================    =======================

Liabilities and Stockholders' Equity
Current liabilities:
     Accounts payable                                                                $       4,898.1            $       2,689.2
     Accrued expenses                                                                        8,550.5                    9,837.2
     Deferred franchise revenue                                                              1,172.5                      510.0
     Current portion of long-term debt                                                          17.0                       18.8
     Current portion of other long-term liabilities                                            519.9                      345.0
                                                                                ------------------------    -----------------------
               Total current liabilities                                                    15,158.0                   13,400.2


     Deferred franchise revenue                                                              2,345.0                         -
     Long-term debt, net of current portion                                                     82.8                       99.8
     Other long-term liabilities, net of current portion                                     7,540.0                    6,835.6
                                                                                ------------------------    -----------------------
               Total liabilities                                                            25,125.8                   20,335.6
                                                                                ------------------------    -----------------------

Commitments and contingencies

Stockholders' equity:
     Common stock - $.01 par value; 100,000,000 shares authorized,
        39,910,114 and 38,478,796 shares issued, respectively                                  399.1                      384.8
     Additional paid-in capital                                                            271,200.3                  268,330.5
     Unearned stock compensation                                                                  -                    (3,866.4)
     Treasury stock, 239,543 shares at cost                                                 (1,197.7)                  (1,197.7)
     Accumulated deficit                                                                  (219,770.4)                (207,442.8)
                                                                                ------------------------    -----------------------
               Total stockholders' equity                                                   50,631.3                   56,208.4
                                                                                ------------------------    -----------------------
               Total liabilities and stockholders' equity                            $      75,757.1            $      76,544.0
                                                                                ========================    =======================

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

                                                                   Fiscal Year

                                                    2006                                   2005
                                    ---------------------------------       -----------------------------------
                                    Company-                                Company-
                                     Owned        Franchise     Total         Owned       Franchise      Total
                                    --------      ---------     -----       --------      ---------      ------
Restaurants at beginning of period     96    (a)      5          101           92             0            92
New restaurants opened                 21             8           29            8             5            13
Restaurants permanently closed          7             -            7            4             0             4
                                    --------      ---------     -----       --------      ---------      ------
Restaurants at end of period          110            13          123           96    (a)      5           101
                                    ========      =========     =====       ========      =========      ======


(a) Includes two company-owned locations that were closed in October of 2005 as result of Hurricane Wilma. During the fourth quarter of fiscal 2006, one location was re-opened and one location was permanently closed.